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                                                                  Exhibit 4(g)
- --------------------------------------------------------------------------------
The PRUDENTIAL [LOGO]                      PRUDENTIAL CAPITAL GROUP
                                           Two Prudential Plaza, Suite 5600
                                           Chicago, IL 60601-6716
                                           312 540-0931  Fax:  312 540-4222





                                 March 28, 1996



Bearings, Inc.
3600 Euclid Avenue
Cleveland, Ohio 44115-2515
Attention:        John R. Whitten
                  Vice President-Finance and Treasurer

Ladies & Gentlemen:

                  Reference is made to that certain Note Purchase and Private Shelf Agreement dated as of October 31, 1992 (the "Note Agreement") between Bearings, Inc., an Ohio corporation (the "Company"), and The Prudential Insurance Company of America ("Prudential"), pursuant to which the Company issued and sold and Prudential purchased the Company's 7.82% senior note in the original principal amount of $80,000,000, due December 8, 2002. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement.

                  Pursuant to the request of the Company and in accordance with the provisions of paragraph 11C of the Note Agreement, the parties hereto agree as follows:

                  SECTION 1. AMENDMENT. From and after the date this letter becomes effective in accordance with Section 2 below, (A) paragraphs 5 and 6 of the Note Agreement are amended and restated in their entirety so as to read as set forth, respectively, in paragraphs 5 and 6 of EXHIBIT A attached hereto and
(i) cross references to paragraphs 5 or 6, as the case may be, shall be deemed to refer to paragraphs 5 or 6, as the case may be, as amended hereby and (ii) the definitions of the following terms appearing in paragraph 10 of the Note Agreement are amended and restated so as to read as set forth in EXHIBIT A attached hereto: "Called Principal", "Debt", "Discounted Value" and "Settlement Date" and (B) the following definitions set forth in EXHIBIT A attached hereto are hereby added to paragraph 10B in appropriate alphabetical order: "County Bonds Guaranty", "Inducement Agreement" and "Project Bond Guaranty". In addition, the amounts "$1,000,000" and "$5,000,000" appearing in paragraph 7A(iii) of the Note Agreement are hereby deleted and the amounts "$5,000,000" and "$10,000,000" are hereby respectively substituted therefor.

                  SECTION 2. CONDITIONS PRECEDENT. This letter shall be and become effective as of March 28, 1996 upon the return by the Company to Prudential of a counterpart hereof duly executed by the Company.
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Bearings, Inc.
March 28, 1996
Page 2


                  SECTION 3. REFERENCE TO AND EFFECT ON NOTE AGREEMENT. Upon the effectiveness of this letter, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as modified by this letter. Except as specifically set forth in
Section 1 hereof, the Note Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

                  SECTION 4. GOVERNING LAW. THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE.

                  SECTION 5. COUNTERPARTS; SECTION TITLES. This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

                               Very truly yours,

                               THE PRUDENTIAL INSURANCE
                               COMPANY OF AMERICA



                               By: /s/ Mark Hoffmeister
                                  ______________________________________
                                            Vice President

Agreed and accepted:

BEARINGS, INC.


By:
   _____________________________
         John R. Whitten
         Vice President-Finance and Treasurer


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                                   EXHIBIT A
                                       TO
                                AMENDMENT NO. 1
                              DATED MARCH 28, 1996


         5.   AFFIRMATIVE COVENANTS.

         5A. FINANCIAL STATEMENTS. The Company covenants that it will deliver to each Significant Holder in triplicate:

                 (i) as soon as practicable and in any event within 60 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company, subject to changes resulting from year-end adjustments; PROVIDED, HOWEVER, that delivery pursuant to clause (iii) below of copies of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause
         (i);

                 (ii) as soon as practicable and in any event within 120 days after the end of each fiscal year, consolidated statements of income, stockholders' equity, and cash flows of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to the Required Holder(s) and, reported on by independent public accountants of recognized national standing selected by the Company whose report shall be without limitation as to scope of the audit and satisfactory in substance to the Required Holder(s); PROVIDED, HOWEVER, that delivery pursuant to clause (iii) below of copies of the Annual Report on Form 10-K of the Company for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (ii);

                 (iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any





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         governmental body or agency succeeding to the functions of the
         Securities and Exchange Commission), excluding registration statements on Form S-8 and reports filed under Section 16 of the Securities Exchange Act of 1934;

                 (iv) promptly upon receipt thereof, a copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary; and

                 (v) with reasonable promptness, such other financial data as such Significant Holder may reasonably request.

Together with each delivery of financial statements required by clauses (i) and
(ii) above, the Company will deliver to each Significant Holder an Officer's Certificate demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraph 6 and stating that, to the best of their knowledge based upon reasonable inquiry, there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. Together with each delivery of financial statements required by clause (ii) above, the Company will deliver to each Significant Holder a report of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.

         The Company also covenants that immediately after any Responsible Officer obtains knowledge of an Event of Default or Default, it will deliver to each Significant Holder an Officer's Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

         5B. INFORMATION REQUIRED BY RULE 144A. The Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5B, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

         5C. INSPECTION OF PROPERTY. The Company covenants that it will permit any Person designated by any Significant Holder in writing, at such Significant Holder's expense, to visit and





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inspect any of the properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and obtain copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and its independent public accountants, all at such reasonable times as the Company and such Significant Holder shall agree but in any event within three Business Days from request and during normal business hours.

         5D. COVENANT TO SECURE NOTES EQUALLY. The Company covenants that, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6B(1) (unless the prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph
11C), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured.

         5E. MAINTENANCE OF INSURANCE. The Company covenants that it and each Subsidiary shall maintain, with financially sound and reputable insurers, insurance in such amounts and against such liabilities and hazards as is ordinarily carried by companies similarly situated in the same or similar lines of business.

         6. NEGATIVE COVENANTS. Unless the Required Holders shall otherwise consent in writing, the Company agrees to observe and perform each of the negative covenants set forth below so long as any Note shall remain outstanding.

         6A(1). LIQUIDITY. The Company covenants that it will not permit Consolidated Current Assets less Consolidated Current Liabilities determined at the end of any fiscal quarter to fall below an amount equal to $125,000,000.

         6A(2). CURRENT RATIO. The Company covenants that it will not permit the ratio (expressed as a percentage) of Consolidated Current Assets to Consolidated Current Liabilities determined at the end of any fiscal quarter to fall below 150%.

         6A(3). CONSOLIDATED TANGIBLE NET WORTH. The Company covenants that it will not permit Consolidated Tangible Net Worth determined at the end of any fiscal quarter to fall below $115,000,000 PLUS an amount equal to 30% of annual Consolidated Net Income (less 0% in the event of a loss), applied at the end of each fiscal year commencing with the fiscal year ending June 30, 1996.

         6B. CREDIT AND OTHER RESTRICTIONS. The Company covenants that it will not and will not permit any Subsidiary to:

         6B(1). LIEN RESTRICTIONS. Create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired (whether or not provision is made





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for the equal and ratable securing of Notes in accordance with the provisions of paragraph 5D hereof), except:

                 (i) Liens for taxes or other governmental charges not yet due or which are being actively contested in good faith by appropriate proceedings;

                 (ii) Liens incidental to the conduct of its business or the ordinary operation or use of its property which were not incurred in connection with the borrowing of money or obtaining credit or advances;

                 (iii) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Company or another Subsidiary;

                 (iv)  Liens identified on EXHIBIT G to this Agreement;

                 (v) Liens relating to the ledger balances, consignments, and other similar arrangements and other Liens (including Liens consisting of Capitalized Lease Obligations and/or purchase money security interests) to secure Debt, provided that (x) the Debt to which the Lien relates is permitted by paragraph 6B(2) and (y) the aggregate amount of Debt (plus, without duplication, the aggregate amount of such ledger balances, consignments and other similar arrangements) secured by such Liens does not exceed at any time 20% of Consolidated Tangible Net Worth; and

                 (vi) Liens consisting of survey exceptions, minor encumbrances, easements and rights of way, or zoning or other restrictions as to the use of real properties; PROVIDED, HOWEVER, that such Liens in the aggregate do not materially impair the usefulness of such property in the business of the Company and its Subsidiaries, taken as a whole.

         6B(2). DEBT RESTRICTION. Create, incur, assume or suffer to exist any Debt, except:

                 (i)  Debt in existence on March 28, 1996;

                 (ii) Debt of any Subsidiary to the Company or to any other Subsidiary; and

                 (iii)  additional Debt of the Company;

PROVIDED, HOWEVER, that the aggregate principal amount of consolidated Debt of the Company and its Subsidiaries shall not exceed at any time an amount equal to 58% of Consolidated Capitalization.

         6B(3). LOANS, ADVANCES AND INVESTMENTS. Make or permit to remain outstanding loans or advances to, or own, purchase or acquire any stock obligations or securities of, or any other





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interest in, or make any capital contributions to, any Person (collectively,
"INVESTMENTS"), except that the Company or any Subsidiary may:

                 (i) make or permit to remain outstanding loans or advances to any Subsidiary;

                 (ii) own, purchase or acquire stock, obligations or securities of a Subsidiary or of a corporation which immediately after such purchase or acquisition will be a Subsidiary;

                 (iii) acquire and own (a) stock of the Company so long as no Default or Event of Default exists after giving effect to the acquisition thereof and (b) stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Company or any Subsidiary;

                 (iv) own, purchase or acquire prime commercial paper, banker's acceptances and certificates of deposit in the United States and Canadian commercial banks (having capital resources in excess of $100 million U.S.), repurchase agreements with respect to the foregoing, in each case due within one year from the date of purchase and payable in the United States in United States dollars, obligations of the United States Government or any agency thereof, and obligations guaranteed by the United States Government;

                 (v) make or permit to remain outstanding relocation, travel and other like advances to officers and employees in the ordinary course of business;

                 (vi) permit to remain outstanding Investments existing on March 28, 1996; and

                 (vii) make other Investments not in excess of 15% of Consolidated Tangible Net Worth.

         6B(4). DISPOSITION OF CERTAIN ASSETS. Sell, lease, transfer or otherwise dispose of any assets of the Company or any Subsidiary other than in the ordinary course of business, unless the net book value of the assets sold, leased, transferred or otherwise disposed of outside of the ordinary course of business in the then most recent 24 month period together with the net book value of any assets then proposed to be sold, leased, transferred or otherwise disposed of outside of the ordinary course of business do not exceed 30% of Consolidated Tangible Net Worth. For purposes of this paragraph and paragraph 6B(2), a sale of the Company's or its Subsidiaries' receivables in connection with financing of the Company or any of its Subsidiaries under a securitization program shall be deemed to constitute Debt of the Company or any such Subsidiary and not a sale of assets.





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         6B(5).  SALE OF STOCK AND DEBT OF SUBSIDIARIES.  Sell or otherwise dispose of, or part with control of, any shares of stock or debt of any Subsidiary, except to the Company or any Subsidiary, and except that all shares of stock and debt of any Subsidiary at the time owned by or owed to the Company and all Subsidiaries may by sold as an entirety for fair market value (as determined in good faith by the Board of Directors of the Company) provided that the net book value of the assets of such Subsidiary, together with the net book value of the assets of the Company and any other Subsidiaries sold during the then most recent 24 month period do not exceed 30% of Consolidated Tangible Net Worth.

         6B(6). MERGER AND CONSOLIDATION. Merge with or consolidate into any other company, except (i) Subsidiaries may be merged into the Company, (ii) the Company may merge with another entity provided that the Company is the surviving corporation and no Default or Event of Default under this Agreement would exist after giving effect to the merger or as a result thereof and (iii) the Company may be merged into a Subsidiary or a newly created entity organized under the laws of any state of the United States which has conducted no previous business and at the time of such merger shall have no liabilities, if, in either case, the surviving corporation assumes the obligations of the Company under the Notes in a manner reasonably satisfactory to the Required Holders of the Notes.

         6B(7). SALE OR DISCOUNT OF RECEIVABLES. Sell with recourse, discount or pledge any of its notes receivable or accounts receivable other than receivables sold constituting Debt under clause (vii) of the definition thereof provided that (i) the aggregate face amount of all such receivables sold shall not exceed $70,000,000, and (ii) after giving effect to such sale, the Company is in compliance with paragraph 6B(2).

         6B(8). LEASE OBLIGATIONS. Lease real property or personal property (excluding data processing equipment, vehicles, and other equipment leased in the ordinary course of business) for terms exceeding three years if after giving effect thereto the aggregate amount of all payments in any fiscal year payable by the Company and its Subsidiaries would exceed an aggregate of 15% of Consolidated Tangible Net Worth.

         6B(9). RESTRICTED TRANSACTIONS. Deal directly or indirectly with an Affiliate, any Person related by blood, adoption, or marriage to any Affiliate or any Person owning 5% or more of the Company's stock, provided that (i) the Company may deal with such Persons in the ordinary course of business at arm's length, (ii) the Company may make loans or advances to officers permitted by paragraph 6B(3) and (iii) in addition to the foregoing, so long as the stock of the Company is publicly held, the Company may deal with such Persons so long as the aggregate amount of such transactions does not exceed $100,000 in any fiscal year.





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         10.  DEFINITIONS.

         10A.  YIELD-MAINTENANCE TERMS.

         "CALLED PRINCIPAL" shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

         "DISCOUNTED VALUE" shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

         "SETTLEMENT DATE" shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

         10B.  OTHER TERMS.

         "AUTHORIZED OFFICER" shall mean (i) in the case of the Company, its chief executive officer, its chief operating officer, its chief financial officer, its corporate secretary, and any vice president of the Company designated as an "Authorized Officer" of the Company for the purpose of this Agreement in an Officer's Certificate executed by the Company's chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any vice president and any officer of Prudential designated as its "Authorized Officer" for the purpose of this Agreement in a certificate executed by one of its Authorized Officers or a member of its Law Department. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

         "COUNTY BONDS GUARANTY" shall have the meaning assigned to such term in the Inducement Agreement.

         "DEBT" shall mean and include, (i) any obligation payable for borrowed money (including





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capitalized lease obligations but excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation); (ii) indebtedness payable which is secured by any lien on property owned by the Company or any Subsidiary; (iii) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligation, stock or dividends of any Person (other than under the Project Bonds Guaranty and the County Bonds Guaranty);
(iv) obligations under any contract providing for the making of loans, advances or capital contributions to any Person, in each case in order to enable such Person primarily to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses; (v) ledger balances, consignments and other similar arrangements but only to the extent required to be shown as debt on the consolidated balance sheet of the Company in accordance with generally accepted accounting principles; (vi) obligations under any other contract which, in economic effect, is substantially equivalent to a guarantee; (vii) the face amount of receivables sold to any Person for the purpose of enabling such Person to incur Debt or sell interests in such receivables to finance the purchase price of such receivables, and (viii) guaranteed purchase contracts which are required to be shown as debt on the Company's consolidated balance sheet in accordance with generally accepted accounting principles (but not including guaranteed purchase contracts to the extent that the obligations thereunder are not required to be shown as debt on the Company's consolidated balance sheet in accordance with generally accepted accounting principles); all as determined in accordance with generally accepted accounting principles. The term Debt shall not include (a) obligations under the Company's compensation or benefit plans in effect from time to time to the extent not required to be shown as debt on the consolidated balance sheet of the Company prepared in accordance with generally accepted accounting principles and (b) trade payables incurred in the ordinary course of business (including ledger balances, consignments and other similar arrangements) to the extent such trade payables (including ledger balances, consignments and other similar arrangements) are not required to be shown as debt on the consolidated balance sheet of the Company prepared in accordance with generally accepted accounting principles.

         "INDUCEMENT AGREEMENT" shall mean that certain Inducement Agreement dated as of March 1, 1996 between the Company and Prudential.

         "PROJECT BOND GUARANTY" shall have the meaning assigned to such term in the Inducement Agreement.





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